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                                   EXHIBIT 99



                                  NEWS RELEASE

RELEASE DATE:              SEPTEMBER 23, 2003

RELEASE TIME:              4:30 P.M.


           CAMCO FINANCIAL ANNOUNCES INCREASED QUARTERLY CASH DIVIDEND

CAMBRIDGE, OHIO - Camco Financial Corporation (NASDAQ: CAFI) today announced a 3.6% increase in the quarterly cash dividend to 14.5 cents per share versus 14 cents per share. The dividend was declared September 23, 2003 for shareholders of record on October 7, 2003 and is payable on October 17, 2003.

Camco's CEO & President, Richard C. Baylor, commented, "Based on our current market price, Camco's dividend yield is approximately 3.39% and represents our ongoing commitment to provide value to our shareholders."

Camco Financial Corporation, with assets of $1.06 billion is headquartered in Cambridge, Ohio. Camco and its wholly owned subsidiaries, including Advantage Bank, offer community banking, mortgage banking, internet banking and title services from 32 offices in 23 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco may be found on Camco's web site: www.camcofinancial.com.